Exhibit 99.1

Mobivity Completes Acquisition of SmartReceipt

Acquisition Expected to Expand Mobivity’s Deployment to More than 17,000 Locations

For Immediate Release

Contact:	Dennis Becker Mobivity Chief Executive Officer 877-282-7660	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 MFON@lythampartners.com

PHOENIX, AZ - March 13, 2014 - Mobivity Holdings Corp. (OTCQB: MFON), an award-winning provider of proprietary and patented mobile marketing technologies and solutions, today announced that it has completed its acquisition of the assets and operations  of SmartReceipt, Inc., a marketing solutions company whose software products transform traditional retail transaction receipts for Subway, Baskin-Robbins, Dairy Queen and others into engaging “smart” receipts that feature coupons and special offers for consumers. SmartReceipt was a privately owned company based in Santa Barbara, California.

Dennis Becker, chief executive officer of Mobivity, said, “We believe this acquisition has the potential to significantly transform Mobivity’s product offering portfolio and create what we believe will be the largest installed base of any SaaS mobile loyalty program provider in the industry, with more than 17,000 locations. Going forward, the capability to integrate SmartReceipt’s printed receipt data in combination with Mobivity’s current SMS and Stampt mobile loyalty app allows our retailer customers to generate actionable data to craft specialized offers, coupons and messages based on actual individual purchasing histories. Additionally, we see opportunities to further integrate the technology beyond its current use to assist retailers to continue to retain their most loyal customers.”

Like Mobivity’s product offerings, SmartReceipt employs a SaaS-based monthly recurring revenue business model with most of its client base within the Quick Serve Restaurant (QSR) industry. Its customers pay a set monthly fee per location for use of the service. SmartReceipt’s solution is compatible with over 80% of Point-of-Sale (POS) systems available in the marketplace today and transmits the printed receipt data from POS systems to SmartReceipt’s cloud-based platform, enabling the QSR to store transactional data and dynamically control the receipt content in real-time. Up to 1.2 million receipt transactions are processed daily by SmartReceipt across more than 7,500 locations throughout the U.S., including major brands such as Subway, Baskin-Robbins and Dairy Queen.

Mike Bynum, President of Mobivity, commented, “In just the past month since we made the announcement, we have had tremendous interest from existing Mobivity customers in the SmartReceipt product offering, and vice versa.  The enthusiasm by leading retailers around the country to the capabilities and unique integration of these technologies certainly provides us a level of excitement as we begin to roll out these products on an integrated basis. With more than 17,000 combined locations, we see significant opportunities for cross-selling going forward.”

The terms of the transaction are more fully described by Mobivity in a current report on Form 8-K to be filed with the United States Securities and Exchange Commission.

About Mobivity
Mobivity is an award-winning provider of a suite of patented mobile marketing technologies designed to drive sales, enhance customer engagement, and reward customer loyalty for local businesses and national brands. Its solutions, including an industry-leading text messaging product and innovative Stampt™ mobile loyalty application, enable businesses across the United States to drive incremental business and profitability by quickly and effectively communicating discounts and special offers to their most loyal customers. Additionally, Mobivity offers a unique, high definition graphical system platform that allows its clients to enhance customer or fan experience by interacting with their mobile phones and video boards or screens in real time. Mobivity's clients include national brands such as CNN, Disney, the NFL, Sony Pictures, AT&T, Chick-fil-A, the Golf Channel, NBC Universal, and numerous professional sports teams, as well as thousands of small, local businesses across the U.S. For more information, visit www.mobivity.com.

Forward Looking Statement
This press release contains forward-looking statements concerning Mobivity Holdings Corp. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for growth of Smart Receipt’s business model; Mobivity’s ability to successfully integrate SmartReceipt’s products and services with its own; Mobivity’s ability to cross-sell its current product offerings to the SmartReceipt customer base and  cross-sell the SmartReceipt products to Mobivity’s current customer base; the growth of Mobivity’s operations, sales force and revenue; and the advantages and growth prospects of the mobile marketing industry. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to Mobivity’s failure  to successfully integrate SmartReceipt’s products and services with its own; the risk that SmartReceipt customers will not continue their relationship with Mobivity; the risk that Mobivity may be unable to retain and expand the current base of SmartReceipt customers; the risk that Mobivity’s may be unable to develop the sales force required to achieve its development and revenue goals; the risk that Mobivity may be unable to raise additional working capital as and when needed; changes in the laws and regulations affecting the mobile marketing industry and those other risks set forth in Mobivity Holdings Corp.'s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 21, 2013 and subsequently filed quarterly reports on Form 10-Q. Mobivity Holdings Corp. cautions readers not to place undue reliance on any forward-looking statements. Mobivity Holdings Corp. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.